Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Employment Agreement between Radio One, Inc. and Scott R. Royster, dated October 18, 2000 and the Amended and Restated Employment Agreement between Radio One, Inc. and Linda J. Eckard Vilardo, dated October 31, 2000 of our report dated February 7, 2004, with respect to the consolidated financial statements and schedule of Radio One, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

December 29, 2004